As filed with the Securities and Exchange Commission on February 2, 2007
Registration No. 333-137500

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2
ON FORM S-3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AHPC Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Maryland	5190	73-1326131

(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)
AHPC Holdings, Inc.
80 Internationale Boulevard, Unit A
Glendale Heights, IL 60139
(630) 407-0242
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Alan E. Zeffer
President and Chief Executive Officer
AHPC Holdings, Inc.
80 Internationale Boulevard, Unit A
Glendale Heights, IL 60139
(630) 407-0242
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James M. Bedore, Esq.
Reinhart Boerner Van Deuren s.c.
1000 North Water Street, Suite 2100
Milwaukee, Wisconsin 53202
(414) 298-1000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering	Aggregate	Amount of
Securities to be Registered	Registered	Price Per Share	Offering Price	Registration Fee
Common Stock, $0.01 par value	4,380,464	$1.28(1)	$5,606,993.92(1)	$599.95(1)

(1)	Calculated in accordance with Rule 457(c) based on the average of the bid and asked prices of the Common Stock as reported on the Nasdaq Stock Market on September 19, 2006, solely for the purposes of calculating the amount of the registration fee. The registration fees were paid at the time of the original filing of this registration statement.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus	Preliminary Prospectus
Subject to Completion-dated February 2, 2007

AHPC Holdings, Inc.

4,380,464 Shares of Common Stock
          This prospectus may be used only by the stockholders listed under the section entitled “Selling Stockholders” in the prospectus for their resale of up to 4,380,464 shares of our common stock. The prices at which such selling stockholders may sell their shares will be determined by the selling stockholders or their transferees. We will not receive any proceeds from the sale of the shares by the selling stockholders.
          Our common stock is quoted on the Nasdaq Stock Market under the symbol “GLOV.” On January 23, 2007, the closing sale price of the common stock was $0.638 per share.
You should consider the “risk factors” beginning on page 4 before purchasing our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
February 2, 2007

 ii

          We have not authorized anyone to provide information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, the words “we,” “us” and “our” refer to AHPC Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.
ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling stockholders may, from time to time, sell the shares of our common stock set forth in this prospectus in one or more offerings. Each time a selling stockholder sells securities using this prospectus, the selling stockholder is required to provide the purchaser with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to the securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”
PROSPECTUS SUMMARY
          This summary provides an overview of the material information contained elsewhere or incorporated by reference in this prospectus. You should read this summary together with the more detailed information in this prospectus or incorporated by reference in this prospectus, especially the “risk factors” section and our financial statements, before deciding to invest in shares of our common stock.
Our Business
          AHPC Holdings, Inc., formerly known as WRP Corporation, through our wholly owned subsidiary, American Health Products Corporation (AHPC), is a leading marketer of foodservice and medical examination gloves and complimentary products in the United States. Prior to April 30, 2004, we were also a manufacturer of disposable latex examination and food service gloves through a formerly 70% owned Indonesian manufacturing facility, PT WRP Buana Multicorpora (PT Buana), which we sold in April 2004. We were reincorporated in Maryland in December 1995 and have been involved in several business operations.
          From March 1998 until April 30, 2004, WRP Asia Pacific Sdn Bhd (WRP Asia) owned a majority of our outstanding common stock. As of April 30, 2004, WRP Asia owned 53.2% of our outstanding securities, which consisted of 833,333 shares of common stock and 417,513 “Class A” shares of common stock (the latter of which was convertible into our common stock and entitled WRP Asia to elect a majority of our directors). WRP Asia is one of the world’s leading manufacturers of disposable gloves, primarily for use by healthcare professionals in the acute care, alternative care and foodservice markets, and for critical environments in the electronics industries, scientific laboratories, pharmaceutical industries and other related industries. AHPC had been purchasing the majority of its powder-free latex exam gloves from WRP Asia for several years.

          On April 30, 2004, pursuant to the terms of our stock redemption and exchange agreement with WRP Asia, we redeemed all of WRP Asia’s shareholdings in the Company, which consisted of the 417,513 shares of Class A Common Stock and the 833,333 shares of common stock. These share amounts reflected the 1-for-3 reverse stock split which occurred on January 20, 2004. As consideration for the redemption we conveyed to WRP Asia, our 70% ownership interest in our subsidiary PT Buana and excused all indebtedness owing to us from WRP Asia and PT Buana, with the exception of certain mutually agreed obligations related to certain purchases of our products. We also entered into a five year supply agreement whereby we agreed to purchase certain minimum quantities of our latex glove needs from WRP Asia. On the closing of the transaction, the three of our seven directors who were employees of WRP Asia resigned as our officers and directors.
          Under the stock redemption and exchange agreement we also agreed to change our corporate name from WRP Corporation to AHPC Holdings, Inc. The name change was made effective on May 14, 2004.
          Additionally, during the fiscal year ended June 30, 2004, we made the decision to increase our presence in the healthcare market. The healthcare market includes dental and integrated delivery network/medical distribution channels. With respect to the healthcare market our focus is on marketing our existing products, including the development of a separate branding identity for our DermaSafe versus Glovetex products. This decision was a reversal of the direction that our organization had taken in March 2, 2002 when we decided to substantially reduce our presence in the healthcare market.
          Through our wholly owned subsidiary, AHPC, we market a full product line of disposable gloves including latex, vinyl, synthetic and nitrile examination gloves used primarily in the foodservice, non-acute medical, dental, nursing home and retail industries. PT Buana, WRP Asia and other third parties manufacture gloves marketed by AHPC. Gloves are marketed by AHPC under the brand names “DermaSafe®,” “Glovetex®,” and “SafePrepTM” to foodservice distributors, medical distributors, dental distributors and nursing homes. AHPC also sells gloves to other companies, which market the gloves under their own brand names or under “private labels.” The gloves are sold in cases that are generally comprised of ten boxes with 100 gloves per box.
          For the year ended June 30, 2006, AHPC’s sales ratios of latex powdered, latex powder-free and non-latex glove sales were approximately 27%, 26% and 37%, respectively. We anticipate that our sales ratio of latex powdered exam gloves will continue to decline and be replaced with powder-free and synthetic gloves, which is consistent with market trends.
Corporate Information
          We were incorporated in Maryland in 1989, and were established in our current form as AHPC Holdings, Inc. on May 14, 2004. Our principal executive offices are located at 80 Internationale Boulevard, Unit A, Glendale Heights, IL 60139 and our telephone number is 630-407-0242.

The Offering

Common stock offered by the selling stockholders	4,380,464 shares (1)

Common stock outstanding as of January 23, 2007	1,375,511 shares (2)

Nasdaq Stock Market trading symbol	GLOV

Risk Factors	An investment in our common stock involves a high degree of risk. See “Risk Factors.”

(1)	Includes:
•	2,380,464 shares of common stock issuable upon exercise of warrants currently owned by twelve selling stockholders.

•	2,000,000 shares of common stock issuable upon conversion of shares of our Series B Convertible Preferred Stock currently owned by three selling stockholders.
(2)	Does not include:
•	2,380,464 shares of common stock issuable upon exercise of warrants outstanding as of January 23, 2007;

•	397,965 shares of common stock issuable upon exercise of stock options outstanding as of January 23, 2007; and

•	1,875,000 shares of common stock issuable upon conversion of outstanding Series B Convertible Preferred Stock.

RISK FACTORS
          An investment in our common stock is subject to risks inherent in our business, including the risks described below. The risks described below are not the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such cases, the trading price of our common stock could decline.
Risks Related to Our Business
We do not have sufficient cash to satisfy our liquidity needs. Consequently, our independent registered public accounting firm has expressed substantial doubt in our ability to continue as a going concern.
          Our independent registered public accounting firms have included an explanatory paragraph in their reports dated October 13, 2005 (which was also dual dated June 16, 2006) and September 6, 2006 on our financial statements for the fiscal years ended June 30, 2005 and June 30, 2006, with respect to our ability to continue as a going concern. This means that the auditor questions whether we can continue in business. Investors in our securities should carefully review the report prepared by our auditor. Our ability to continue in the normal course of business is dependent upon our line of credit with Greenfield Commercial Credit, LLC, our ability to increase our cash flow and profitability, and our ability to access additional capital. As concluded by our independent auditors, uncertainties as to these matters raised substantial doubt about our ability to continue as a going concern at the date of our auditor’s report. For a more detailed discussion of these risks, see the risk factors identified below.
Our independent registered public accounting firm’s report regarding our ability to continue as a going concern could have a material adverse effect on our business, financial condition, and trading price of our common stock.
          The issuance by our independent registered public accounting firm of its report concerning our ability to continue as a going concern could have a material adverse effect on our business, financial condition and stock price. For example, among other things, as a result of concerns regarding our financial viability, prospective and existing clients may desire the company to present its future business plans as a condition to doing business with us, thus, posing challenges for us to increase or maintain our customer relationships and our level of revenues. Additionally, our suppliers may demand letters of credit, or accelerated payment terms as a condition to their continuing to provide us with our supply; thus, increasing our costs of operations. If any of these events or similar events occur, they could have a material adverse effect on our business, financial condition and trading price of our common stock. For a more detailed discussion of these risks, see the risk factors below.
Our line of credit may not have sufficient availability to finance our operations.
          We presently finance our operations through a credit facility with Greenfield Commercial Credit, LLC, which is secured by a blanket lien on our assets and the funding of which is subject to limitation in availability of funding based upon varying percentages of the levels of our accounts receivable and inventory. In addition, certain of our suppliers require the posting of letters of credit to ensure shipment of products, which letters of credit reduce availability under our revolving line of credit. Greenfield Commercial Credit, LLC can terminate our line of credit at any time, irrespective of whether any default exists under the line of credit. There can be no assurances that if our credit facility is terminated we will be able to replace such credit facility, and if we cannot replace such credit facility, we will likely not be able to continue our operations. In addition, should we lack sufficient availability for draws on the line of credit, we may be unable to finance operations in the ordinary course of our business, and we may lack sufficient funds to implement our sales, marketing, and product development initiatives.
Our plan to increase sales and profitability may not be successful, which could result in our seeking alternatives to our business plan.
          If we are unsuccessful in implementing our marketing, sales and product development initiatives, we may seek alternative ways to maximize shareholder value. Such alternatives could include going private or finding a strategic buyer to purchase the Company or our core business. There can be no assurance that such alternatives, if pursued, would increase the value of the shares of our common stock.
Our plan to increase profitability depends upon our ability to increase our gross margin on sale of our products.
          We are currently almost exclusively engaged in the sale of disposable gloves. Accordingly, our results of operations and financial condition are highly dependent on the level of supply of, and demand for, disposable gloves. Historically, the gross margin on our disposable gloves has been low and our ability to raise the prices we charge our customers for these gloves is restricted by a number of factors, including the commodity like nature of our product, the level of supply of gloves in the marketplace, the level of concentration of our customers, and the increasing raw material cost of the gloves. Due to these factors, we may not be able to pass on price increases to our customers in a timely manner or at all. To the extent that these factors continue, our gross margins could continue to fluctuate and/or decline, which would adversely affect us and our future operating results.
          We recently have taken action to increase our gross margins by reducing our cost of supply by diversifying our suppliers of disposable gloves. We hope to increase our product sales from higher gross margin products, such as powder-free and synthetic gloves. However, there is no assurance that these efforts will be successful or will positively affect the trading price of our common stock.
We need to develop complimentary products to increase our gross margins.
          The foodservice, industrial and retail industries look at our current line of product offerings as one product of a bundle of safety products used by their customers. We have developed and continue to develop additional products that can be sold in this market channel and that address the current safety requirements of our customers. These additional product offerings include poly gloves, heavy-duty gloves, headwear, aprons and bibs, food storage bags and educational services. We expect that these products will typically have higher gross margins than our glove products. These products are or will be offered under our SafePrep brand and under private label. For fiscal 2006, these products represented approximately 9.4% of our total net sales, and have had a favorable effect on our overall gross margin.
We face significant competition in the sale of our products.
          The various markets in which we operate are becoming increasingly competitive as a number of other companies develop and sell products that compete with our products in these markets. Certain of these competitors have significantly more financial and technical resources than us. We face additional competitive factors besides price, such as product quality, timeliness of delivery, service and the size and reliability of the manufacturer. These competitive factors may result in, among other things, price discounts by us and sales lost by us to competitors that may adversely affect our future operating results.

Our business relies heavily on sales to a few distributors.
          During the fiscal year ended June 30, 2006, our national customer group accounted for 85.9% of our net sales revenue. These distributors resell our products to the end users. The loss of this national distributor group would likely have a materially adverse impact on us and our financial results.
Our profitability depends in part on the cost of rubber and latex concentrate.
          Our ability to purchase our latex products profitably is entirely dependent upon the consistent availability, at competitive prices, of raw rubber harvested by independent growers in Malaysia, Thailand and Indonesia and locally processed by others into latex concentrate. Any disruption in the consistent supply of rubber for latex concentrate due to weather or other natural phenomena, labor or transportation stoppages, shortages or other factors, could cause significant adverse effects to our results of operations and financial condition. In addition, rubber is a commodity traded on world commodities exchanges and is subject to price fluctuations driven by changing market conditions over which we have no control. During the year ended June 30, 2006, the price of latex concentrate increased by as much as 70%, causing us to incur higher levels of cost of goods sold. Moreover, we were not able to pass on the entire increase in cost to customers as quickly as we incurred them from our suppliers, resulting in significant margin compression in fiscal year 2006.
Our supply of product is imported from Asian manufacturers and is susceptible to disruption.
          The vast preponderance of our products are imported from Asian manufacturers. Should there be disruptions in the supply chain due to factors such as product shortages, labor unrest or work stoppages, we may be unable to continue to supply products on a timely basis, which would likely adversely impact our operating results and financial condition. If this were to occur, we would need a significant amount of time to establish domestic or other alternative suppliers for these products.
Currency fluctuations may affect our profitability.
          Our cost of goods are affected by foreign currency fluctuations against the U.S. dollar. A fall in the value of the dollar could adversely impact profit margins and/or desirability of foreign manufactured products.
We must properly manage our inventory to maintain our business and profit margin.
          Managing our inventory including volume and product mix is a complex task. A number of factors, including the need to maintain a significant inventory of certain sizes or products which are in short supply or which must be purchased in bulk to obtain favorable pricing, the general unpredictability of demand for specific products and customer requests for quick delivery schedules, may result in us maintaining excess inventory. Other factors, including changes in market demand and technology, may cause certain of our inventory to become obsolete. Any excess or obsolete inventory could result in price reductions and inventory write-downs, which, in turn, could adversely affect our operating results.
We may be subject to product liability claims.
          Participants in the medical supplies business are potentially subject to lawsuits alleging product liability, many of which involve significant damage claims and defense costs. A successful claim against us in excess of our insurance coverage could have a material adverse effect on our results of operations and financial condition. Claims made against us, regardless of their merit, could also have a material adverse effect on our reputation. There is no assurance that the coverage limits of our insurance policies will be adequate or that present levels of coverage will be available at affordable rates in the future either to cover medical-related claims or to qualify us as a supplier to key accounts (which may require product liability coverage at limits in excess of what we can obtain or afford). While we have been able to obtain product liability insurance in the past, such insurance varies in cost, is difficult to obtain and may not be available in the future on acceptable terms or at all. There can be no assurance that our insurance will be sufficient to meet any recovery for which we may be found liable, that the outcome of such suits will not materially adversely affect our results of operations or financial condition, or that our deductible obligation (to fund a portion of the initial cost of defense and/or liability of each such lawsuit) will not prove financially burdensome.
Our products are subject to government regulation which could cause disruptions to our supply.
          Our products are subject to regulation by numerous governmental authorities in the United States and other countries, particularly to safety and adherence to Quality System Regulations for medical devices. In the United States, examination gloves are classified as a Class I medical device product regulated by the Food and Drug Administration (FDA). Noncompliance with these FDA regulations can result in administrative enforcement, such as warning letters, import alerts, administrative detention or in civil penalties, product bans and recalls. Periodically, the FDA inspects shipments of medical gloves as they arrive in the United States ports. The FDA inspections and reviews may cause delays in product delivery and this can result in a loss or delay in recognition of sales and income by us. Additionally, if our gloves fail to meet the FDA requirements and we become subject to FDA penalties, warnings, or recalls, such penalties or recalls could have a material adverse effect on our business reputation and financial condition.
          The FDA may also inspect our suppliers’ manufacturing facilities for compliance with Quality System Regulation’s, which incorporate pre-production design and development to achieve consistency with quality system requirements worldwide. If our suppliers fail to comply with regulatory requirements, they could be required to shut down, which in turn will have a material adverse effect on the supply of our products. As a result of these events, our business financial condition and results of operations could be materially and adversely affected.
We depend on key management employees.
          We believe that our current operations and future success depend largely on the continued services of our management employees, in particular Alan Zeffer, our president and chief executive officer. Although we have entered into an employment agreement with Mr. Zeffer, he may voluntarily terminate his employment with us at any time. We do not have “key man” life insurance on Mr. Zeffer. The loss of Alan Zeffer’s services, or other key management personnel, could have a material adverse effect on our financial condition and results of operations.
Risks Related to our Common Stock
The price of our common stock may fluctuate significantly, which may result in losses for investors.
          In recent years, the stock market in general, including shares of our common stock, has experienced extreme price fluctuations. The market price of our Common Stock may be significantly affected by various factors such as: quarterly variations in our operating results; changes in our revenue growth rates; the loss of a significant customer, customer group or sales contract; changes in earnings estimates by market analysts; the announcement of new products or product enhancements by us or our competitors; speculation in the press or analyst community; the inability of the market to absorb selling pressure from one or more large institutional shareholders; and general market conditions or market conditions specific to particular industries. There can be no assurance that the market price of our common stock will not experience significant fluctuations in the future.
Our common stock is thinly traded, which may make it more difficult for you to resell shares when you want at prices you find attractive.
          Our common stock is thinly traded. Securities that are thinly traded often experience a significant spread between the market maker’s bid and ask prices. Therefore, prices for actual transactions in securities may be difficult to obtain and holders of our common stock may be unable to resell their shares when they want at prices they find attractive.
We have never paid dividends on our Common Stock and do not intend to do so in the future.
          We have never paid cash dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. In addition, we have obtained loan and equity financing under agreements that restrict our ability to pay dividends or take certain corporate actions. The payment of dividends on our common stock will depend on our compliance with these provisions and on our earnings, capital requirements, financial condition and other factors.
Our shares that are eligible for future sale may have an adverse effect on the price of our Common Stock.
          As of January 23, 2007, we had 1,375,511 shares of common stock outstanding. Of the shares outstanding, approximately all shares were freely tradable without substantial restriction or the requirement of future registration under the Securities Act. In addition, as of January 23, 2007, options to purchase approximately 227,961 shares and warrants to purchase 2,380,464 shares of our Common Stock were outstanding. Sales of substantial amounts of Common Stock, or a perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair our ability to raise capital through the sale of our equity securities.
It may be more difficult to trade our Common Stock if we cannot maintain our Nasdaq listing.
          Our common stock is currently listed for trading on the Nasdaq Stock Market. The Nasdaq Stock Market maintenance rules require among other things that our common stock price remain above $1.00 per share and that we have minimum net tangible assets in excess of $2.5 million. We were required to conduct a 3 to 1 reverse stock split in 2004 to maintain a sufficient per share price to preserve our listing on the Nasdaq Stock Market. Additionally, we were involved in a delisting proceeding with the Nasdaq Stock Market in June 2006 for our failure to maintain compliance with certain quantitative listing standards (refer to Note R of our consolidated financial statements attached as Exhibit A to this registration statement). On October 9, 2006, we received a letter from the Office of General Counsel of the Listing Qualifications Hearings of The Nasdaq Stock Market, Inc. indicating that we have (a) evidenced our compliance with the exception requirements contained in the Nasdaq Listing Qualifications Panel’s decision on July 13, 2006 and (b) demonstrated compliance with all Nasdaq Marketplace Rules to continue the listing of our securities on The Nasdaq Capital Market. Nonetheless, no assurance can be given that we can maintain continued compliance with the listing requirements of The Nasdaq Stock Market.
          On November 27, 2006, we received another notice from the Listing Qualifications Department of The Nasdaq Stock Market, Inc. indicating that the Nasdaq staff had determined that we again did not comply with or satisfy Nasdaq Marketplace Rule 4310(c)(2)(B) for continued listing on the Nasdaq Stock Market, which requires us to maintain minimum shareholders’ equity of $2.5 million.

To facilitate Nasdaq’s review of our eligibility for continued listing, we were required to provide on or before December 12, 2006 our specific plan to achieve and sustain compliance with The Nasdaq Capital Market listing requirements, including the time frame for completion of the plan. We requested and received an extension for submitting such plan until January 16, 2007.
          On January 16, 2007, we submitted a plan to The Nasdaq Stock Market outlining our plan to achieve and sustain compliance with The Nasdaq Stock Market listing requirements. Nasdaq staff reviewed our plan and on January 31, 2007 Nasdaq informed us that it had decided to deny our request for continued listing on the Nasdaq Capital Market. We intend to request a hearing before the Nasdaq Listing Qualifications Panel to review the determination and to seek continued listing on the Nasdaq Capital Market. The hearing request will stay the Nasdaq Staff determination at least until the hearing is held. Our common stock will continue to trade on the Nasdaq Capital Market pending a final decision by Nasdaq.
          If we were delisted from the Nasdaq Stock Market, the following could occur:
•	broker-dealers could be less willing to effect transactions in our common stock;

•	the news coverage associated with Nasdaq traded stocks would be lost;

•	our Common Stock price could decrease; and

•	investors could find it difficult to sell or obtain accurate quotations for the market value of our common stock and, thus, may hold a highly illiquid security.
FORWARD-LOOKING STATEMENTS MAY PROVE TO BE INACCURATE
          We have made or incorporated by reference forward-looking statements in this prospectus that are subject to risks and uncertainties. When we use the words “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would” or similar expressions, we are making forward-looking statements. Because many factors can materially affect results, including those listed under “Risk Factors,” you should not regard our inclusion of forward-looking information as a representation by us or any other person that our objectives or plans will be achieved. Our assumptions relating to budgeting, research, sales, results and market penetration and other management decisions are subjective in many respects and, thus, are susceptible to interpretations and periodic revisions based on actual experience and business developments. The impact of any of these factors may cause us to alter our capital expenditures or other budgets, which may in turn affect our business, financial position, results of operations and cash flows. Therefore, you should not place undue reliance on forward-looking statements contained or incorporated by reference in this prospectus, which speak only as of the date of this prospectus. Factors that might cause actual results to differ from those anticipated in the forward-looking statements include, but are not limited to, those described in “Risk Factors.”
USE OF PROCEEDS
          The proceeds from the sale of the shares offered by this prospectus will be received directly by the selling stockholders. We will not receive any proceeds from the sale of the shares.
          The shares offered by this prospectus include up to 2,000,000 shares of our common stock issuable upon conversion of shares of our series B convertible preferred stock and 2,380,464 shares of our common stock issuable upon exercise of outstanding warrants. If these warrants are exercised in full, we would receive up to $4,955,752 in proceeds. However, certain warrants held by selling stockholders may be exercised through a cashless exercise in certain circumstances, in which event we would not receive any proceeds from the exercise. We intend to use any proceeds from the exercise of these warrants for general corporate purposes, including working capital.

DETERMINATION OF OFFERING PRICE
          The common stock offered by this prospectus may be offered for sale by the selling stockholders from time to time in transactions on The Nasdaq Stock Market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. As such, the offering price is indeterminate as of the date of this prospectus. See “Plan of Distribution.”
DESCRIPTION OF CAPITAL STOCK
          Our authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share, 1,252,537.4 shares of Class A Convertible Common Stock, $0.01 par value per share, and 2,000,000 shares of Preferred Stock, $.01 par value per share. No shares of Class A Convertible Common Stock are outstanding. The Preferred Stock may be issued in series, at any time and with any terms, that our Board of Directors considers appropriate. To date, our Board of Directors has authorized for issuance 220,000 shares of Series A Convertible Preferred Stock, of which no shares are currently outstanding since the 220,000 shares of Series A Convertible Preferred Stock have all converted into shares of common stock, and 30,000 shares of Series B Convertible Preferred Stock, of which 30,000 shares are currently outstanding.
Common Stock
          Holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. Subject to the prior rights of the holders of Series B Convertible Preferred Stock, as described below, holders of common stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available for the payment of dividends. Upon liquidation or dissolution, holders of common stock are entitled to share, based on the number of shares owned, in our remaining assets which may be available for distribution after payment of our creditors and satisfaction of any accrued but unpaid dividends on the Series B Convertible Preferred Stock and the liquidation preferences, if any, of the Series B Convertible Preferred Stock. Holders of common stock have no preemptive, subscription or redemption rights. The common stock has no cumulative voting rights. As a result, subject to the voting rights of the holders of the Series B Convertible Preferred Stock, holders of more than 50% of the outstanding shares of common stock can elect all of our directors. All outstanding shares of common stock are fully paid and nonassessable.
Series B Convertible Preferred Stock
          Our Board of Directors is authorized, subject to the limitations described below, to issue from time to time, without shareholder authorization, in one or more designated series, shares of Preferred Stock and to determine the dividend, redemption, liquidation, sinking fund and conversion rights of each particular series. As authorized by our Amended and Restated Articles of Incorporation, on June 20, 2006, our Board of Directors by resolution designated the relative rights and preferences of the second series of Preferred Stock which was designated “Series B Convertible Preferred Stock.” Our Board of Directors authorized for issuance 30,000 shares of the Series B Convertible Preferred Stock and 30,000 shares were issued, all 30,000 shares of which are currently outstanding. The Series B Convertible Preferred Stock accrues dividends on a daily basis at the rate equal to the higher of the Prime Rate, as quoted in the Wall Street Journal, plus 1%, or 9% per annum, with a maximum of 12% per annum, on the purchase price for such shares of Series B Convertible Preferred Stock, which equaled $100 per share. The dividends will accrue through the earliest of the date of repurchase of the Series B Convertible Preferred Stock, its conversion into common stock or liquidation. Dividends on the Series B Convertible

Preferred Stock must be paid in full before dividends may be paid on any other class of our stock or before any sums may be set aside for the redemption or purchase of any of the Series B Convertible Preferred Stock. Dividends will accrue whether or not they have been declared and whether or not there are funds legally available for the payment of dividends. The dividends are payable monthly in arrears on the first day of the month while such shares of Series B Convertible Preferred Stock are outstanding. No dividend can be declared and set aside for any shares of common stock unless the Board declares a dividend payable on the outstanding shares of Series B Convertible Preferred Stock, in addition to the dividends which the Series B Convertible Preferred Stock is otherwise entitled as described above.
          Each share of Series B Convertible Preferred Stock is convertible into shares of common stock at a fixed conversion rate of $1.60 per share, subject to certain adjustments. Upon conversion, certificates for shares of common stock will be issued together with, to the extent legally available, an amount in cash equal to the remaining accrued but unpaid dividends on the shares of Series B Convertible Preferred Stock so converted.
Transfer Agent
          The transfer agent and registrar for the common stock is Illinois Stock Transfer Company, 209 West Jackson Boulevard, Suite 803, Chicago, Illinois.
SELLING STOCKHOLDERS
          Information regarding beneficial ownership of our common stock by the selling stockholders as of January 23, 2007 follows. The table assumes that the selling stockholders sell all shares offered under this prospectus. We can make no assurance as to how many of the shares offered that the selling stockholders will in fact sell. The ownership percentages are based upon 1,375,511 shares of the common stock outstanding as of January 23, 2007.

	Shares Owned					Shares Owned
	Before Offering			Shares Being		After Offering
Selling Stockholder	Number		Percent	Offered		Number	Percent
M.A.G. Capital, LLC	975,000	(1)	Note (1)	975,000	(1)	0	0%
Monarch Pointe Fund, Ltd.	1,952,195	(1)	Note (1)	1,952,195	(1)	0	0%
Mercator Momentum Fund III, L.P.	1,022,805	(1)	Note (1)	1,022,805	(1)	0	0%
LaSalle Street Securities, LLC	24,714	(2)	1.8%	24,714	(2)	0	0%
Matthew and Joy Tomaszewski	31,000	(3)	2.2%	26,000	(3)	5,000	*
John Norcross	27,130	(4)	1.9%	26,000	(4)	1,130	*
Karen A. Nelson Revocable Living Trust	31,000	(5)	2.2%	26,000	(4)	5,000	*
Patrick and Patricia Moughan	41,314	(6)	2.9%	26,000	(4)	15,314	1.1%
Michael and Amy Rosenson	14,000	(7)	1.0%	13,000	(7)	1,000	*
Robert Geras	194,460	(8)	12.7%	156,000	(8)	38,460	2.8%
Kenneth and Michelle Rosenson	14,000	(9)	1.0%	13,000	(9)	1,000	*
Thomas and Victoria Horvath	32,000	(10)	2.3%	26,000	(10)	6,000	*
Flagstone Capital, LLC	93,750	(11)	6.4%	93,750	(11)	0	0%

Total				4,380,464

*	less than 1 percent.

(1)	M.A.G. Capital, LLC (“MAG”) and its affiliates, Monarch Pointe Fund, Ltd. and Mercator Momentum Fund III, L.P. (collectively with MAG, the “Purchasers”) have acquired from the Company 30,000 shares of the Company’s Series B Convertible Preferred Stock, $0.01 par value per share (the “Series B Preferred”), and common stock purchase warrants to purchase up to 1,950,000 shares of the Company’s Common Stock (the “Warrant Shares”). Pursuant to the terms of the Subscription Agreement for such securities, the number of shares of Common Stock that the Purchasers may acquire upon (a) conversion of the shares of the Series B Preferred and (b) exercise of the Warrant Shares at any time is subject to limitation so that the aggregate number of shares of common stock, of which Purchasers and all persons affiliated with Purchasers have beneficial ownership (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended), does not at any time exceed 9.99% of the Company’s then outstanding common stock. The registration rights agreement we entered into with Purchasers requires us to register 2,000,000 shares of common stock issuable upon conversion of the series B convertible preferred stock.

(2)	Represents 24,714 shares of common stock issuable upon exercise of a warrant held by the selling stockholder. The shares being offered by the selling stockholder consist of the shares issuable upon exercise of the warrant.

(3)	Represents 5,000 shares of common stock directly held by the selling stockholder and 26,000 shares of common stock issuable upon exercise of a warrant held by the selling stockholder. The shares being offered by the selling stockholder consist of the shares issuable upon exercise of the warrant.

(4)	Represents 1,130 shares of common stock directly held by the selling stockholder and 26,000 shares of common stock issuable upon exercise of a warrant held by the selling stockholder. The shares being offered by the selling stockholder consist of the shares issuable upon exercise of the warrant.

(5)	Represents 5,000 shares of common stock directly held by the selling stockholder and 26,000 shares of common stock issuable upon exercise of a warrant held by the selling stockholder. The shares being offered by the selling stockholder consist of the shares issuable upon exercise of the warrant.

(6)	Represents 15,314 shares of common stock directly held by the selling stockholder and 26,000 shares of common stock issuable upon exercise of a warrant held by the selling stockholder. The shares being offered by the selling stockholder consist of the shares issuable upon exercise of the warrant.

(7)	Represents 1,000 shares of common stock directly held by the selling stockholder and 13,000 shares of common stock issuable upon exercise of a warrant held by the selling stockholder. The shares being offered by the selling stockholder consist of the shares issuable upon exercise of the warrant.

(8)	Represents 38,460 shares of common stock directly held by the selling stockholder and 156,000 shares of common stock issuable upon exercise of a warrant held by the selling stockholder. The shares being offered by the selling stockholder consist of the shares issuable upon exercise of the warrant.

(9)	Represents 1,000 shares of common stock directly held by the selling stockholder and 13,000 shares of common stock issuable upon exercise of a warrant held by the selling stockholder. The shares being offered by the selling stockholder consist of the shares issuable upon exercise of the warrant.

(10)	Represents 6,000 shares of common stock directly held by the selling stockholder and 26,000 shares of common stock issuable upon exercise of a warrant held by the selling stockholder. The shares being offered by the selling stockholder consist of the shares issuable upon exercise of the warrant.

(11)	Represents 93,750 shares of common stock issuable upon exercise of a warrant held by the selling stockholder. The shares being offered by the selling stockholder consist of the shares issuable upon exercise of the warrant.
          We have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement.
PLAN OF DISTRIBUTION
          We have been advised by the selling stockholders that the selling stockholders may sell the shares from time to time in transactions on the Nasdaq Stock Market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom the broker-dealer may act as an agent or to whom it may sell the shares as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions. Persons who are pledgees, donees, assignees, transferees, partnership distributees or other successors in interest of any of the selling stockholders may also use this prospectus and are included when we refer to “selling stockholders.”
          The selling stockholders and broker-dealers who act in connection with the sale of the shares may be underwriters. Profits on any resale of the shares as a principal by such selling stockholders or broker-dealers and any commissions received by such broker-dealers may be underwriting discounts and commissions under the Securities Act of 1933.
          Any broker-dealer participating in transactions as agent may receive commissions from the selling stockholders and, if they act as agent for the purchaser of the shares, from the purchaser. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may resell the shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and may pay to or receive from the purchasers of the shares commissions computed as described above. To the extent required under the Securities Act of 1933, a supplemental prospectus will be filed, disclosing:
•	the name of the broker-dealers;

•	the number of shares involved;

•	the price at which the shares are to be sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

•	that broker-dealers did not conduct any investigation to verify the information in this prospectus, as supplemented; and

•	other facts material to the transaction.
          Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with the common stock for a period beginning when the person becomes a distribution participant and ending upon the person’s completion of participation in a distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition, we and the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, including Rule 10b-5 and, to the extent we and the selling stockholders are distribution participants, Regulation M. These rules and regulations may affect the marketability of the shares.
          In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act of 1933 may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, the selling stockholders may also, from time to time, sell the other shares of our common stock that they own and that are not covered by this prospectus under Rule 144 or Rule 144A of the Securities Act if they meet the requirements of those rules.
          The Securities Enforcement and Penny Stock Reform Act of 1990 imposes restrictions when broker-dealers make trades in any stock such as our common stock which is defined as a “penny stock.” The Securities and Exchange Commission’s regulations generally define a penny stock as an equity security that has a price of less than $5.00 per share, other than securities which are traded on markets such as the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market. The regulations restricting trades in penny stocks include a requirement that broker-dealers deliver to their customers, prior to any transaction involving a penny stock, a disclosure schedule explaining the penny stock market and the risks associated with the penny stock market and the compensation of the broker-dealer and its salesperson in the transaction and provide the customer with current bid and offer quotations for the penny stock. Broker-dealers who recommend penny stocks to persons other than their established customers and a limited class of accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale of the securities. Broker-dealers also must provide each of their customers with monthly account statements showing the market value of each penny stock held in the customer’s account.
          The selling stockholders will pay all commissions associated with the sale of the shares. The shares offered by this prospectus are being registered to comply with contractual obligations, and we have paid the expenses of the preparation of this prospectus. We have also agreed to indemnify the selling stockholders against various liabilities, including liabilities under the Securities Act of 1933, or, if the indemnity is unavailable, to contribute toward amounts required to be paid.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
          Our directors and officers are entitled to statutory rights to be indemnified by us against litigation-related liabilities and expenses if the director or officer is either successful in the defense of litigation or is otherwise determined not to have engaged in willful misconduct, knowingly violated the law, failed to deal fairly with us or our shareholders or derived an improper personal benefit in the performance of his or her duties to us. These rights are incorporated in our By-Laws. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, the indemnification provisions are against public policy as expressed in the Securities Act of 1933 and are, therefore, unenforceable.
LEGAL MATTERS
          The validity of the common stock offered by this prospectus will be passed upon for us by Reinhart Boerner Van Deuren s.c., Milwaukee, Wisconsin.
EXPERTS
          Plante & Moran, PLLC, independent certified public accountants, have audited our financial statements as of and for the year ended June 30, 2006. We have incorporated by reference those financial statements in this registration statement in reliance on their reports thereto given their authority as experts in accounting and auditing.
          Grant Thornton, LLP, independent certified public accountants, have audited our financial statements as of June 30, 2005 and for the years ended June 30, 2005 and 2004. We have incorporated by reference those financial statements in this registration statement in reliance on their reports thereto given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and special current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding companies, including us, that file documents with the SEC electronically. You also can find more information about us by visiting our web site at http://www.ahpc.com. Web site materials are not part of this prospectus.
          This prospectus is part of a registration statement on Form S-3 that we filed with the SEC with respect to the securities offered under this prospectus. This prospectus does not contain all of the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the SEC. We refer you to the registration statement and its exhibits for further information about us and the securities offered by the selling security holders.
          The SEC allows us to “incorporate by reference” in this prospectus the information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (not including information which is furnished but not deemed to be filed under the Securities Exchange Act of 1934) until this offering is completed:
•	Annual Report on Form 10-K for the fiscal year ended June 30, 2006;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006;

•	Current Reports on Form 8-K filed with the SEC on July 12, 2006, July 31, 2006, September 11, 2006, September 20, 2006, October 12, 2006, November 30, 2006 and January 25, 2007;

•	The description of our Common Stock set forth in our Form 8-A dated February 2, 1989; and

•	all filings filed by us under the Securities Exchange Act of 1934 after the date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement (not including information which is furnished but not deemed to be filed under the Securities Exchange Act of 1934).
          We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus (except for exhibits not specifically incorporated by reference in the information), upon written or oral request and at no cost to the requester. Any requests should be made to:

AHPC Holdings, Inc.
Attention: Alan Zeffer, President and Chief Executive Officer
80 Internationale Boulevard, Unit A
Glendale Heights, IL 60139
(630) 407-0242

          We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders listed in this prospectus are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.
          No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.
AHPC Holdings, Inc.
4,380,464 Shares of Common Stock

Prospectus

February 2, 2007

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
          The expenses in connection with the offering are as follows:

Item	Amount*
Registration fee	$598.07
Printing expenses	3,000.00
Legal fees and expenses	20,000.00
Accounting fees and expenses	35,000.00
Miscellaneous expenses	—

Total	$58,598.07

*	All amounts estimated except the registration fee.
All of the above expenses will be paid by the Company.
Item 15. Indemnification of Directors and Officers.
          The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law. Our Charter obligates us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former director, officer, employee or agent of the Company or any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, or trustee, as the case may be. Our bylaws also permits us to indemnify and advance expenses to any person who served a predecessor of our Company in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company. The Maryland General Corporation Law requires a Maryland corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any Maryland proceeding to which he is made a party by reason of his service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Maryland General Corporation Law requires us, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. We have purchased director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.
          The indemnification provided as set forth above is not exclusive of any other rights to which one of our directors or officers may be entitled.
          The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the foregoing liabilities and expenses.
Item 16. Exhibits and Financial Statement Schedules.
          The following exhibits are filed as part of this Registration Statement.
4.1	Registration Rights Agreement dated June 20, 2006 between Monarch Pointe Fund, Ltd., Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., M.A.G. Capital, LLC and AHPC Holdings, Inc., incorporated herein by reference to Exhibit 99.4 to the Company’s Form 8-K report filed on June 26, 2006.

5	Opinion of Reinhart Boerner Van Deuren s.c., previously filed as Exhibit 5 to the Company’s Registration Statement on Form S-1 filed on September 21, 2006 (File No. 333-137500).

23.1	Consent of Grant Thornton LLP, the Company’s Independent Registered Public Accounting Firm for the fiscal years ended June 30, 2005 and 2004.

23.2	Consent of Plante & Moran PLLC, the Company’s Independent Registered Public Accounting Firm for the fiscal year ended June 30, 2006.

23.3	Consent of Reinhart Boerner Van Deuren s.c included in Exhibit 5

24.1	Power of Attorney (included as part of the signature page hereof).
Item 17. Undertakings.
     The undersigned registrant hereby undertakes as follows:
          (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
          (b) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
               (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
               (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;
          (c) That for the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (e) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
          (f) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
          In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale Heights, State of Illinois, on the 2nd day of February, 2007.

AHPC HOLDINGS, INC.

BY	/s/ Alan E. Zeffer

Alan E. Zeffer, President and
Chief Executive Officer
POWER OF ATTORNEY
          Each person whose signature appears below hereby appoints Alan E. Zeffer and Deborah Bills, and each of them individually, his or her true and lawful attorney-in-fact, with power to act with or without the other and with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully cause to be done by virtue hereof.
          In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Alan E. Zeffer

Alan E. Zeffer	President, Chief Executive Officer and Director (Principal Executive Officer)	February 2, 2007

/s/ Deborah Bills

Deborah Bills	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	February 2, 2007

/s/ Richard J. Swanson

Richard J. Swanson	Director	February 2, 2007

/s/ Robert J. Simmons

Robert J. Simmons	Director	February 2, 2007

/s/ Geeorge Jeff Mennen

George Jeff Mennen	Director	February 2, 2007

Signature	Title	Date

/s/ Don L. Arnwine

Don L. Arnwine	Director	February 2, 2007

/s/ Anthony F. Alibrio, Sr.

Anthony F. Alibrio, Sr.	Director	February 2, 2007